Exhibit 10.12

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Loan Agreement”) is made as of November 21, 2007 by and between CONSOLIDATED MORTGAGE, LLC, a Nevada limited liability company (“Borrower”), whose address is 1291 Galleria Drive, Henderson, Nevada 89014 and DESERT CAPITAL TRS, INC., a Delaware corporation (“Lender”), whose address is 1291 Galleria Drive, Henderson, Nevada 89014.

RECITALS:

WHEREAS, concurrently herewith, pursuant to that certain Purchase Agreement dated as of November 21, 2007 among Desert Capital REIT, Inc., a Maryland corporation (“Parent”), Lender and Sandstone Equity Investors, LLC, a Delaware limited liability company (“Buyer”) (such Purchase Agreement as the same may be amended or otherwise modified from time to time is hereinafter referred to as the “Purchase Agreement”), Buyer acquired all of the issued and outstanding membership units of Borrower from Lender;

WHEREAS, pursuant to the Purchase Agreement, Lender agreed to finance Fifteen Million Five Hundred Thousand Dollars ($15,500,000) of the purchase price to be paid by Buyer to Lender in connection with such acquisition (the “Loan”); and

WHEREAS, Lender is willing to finance a portion of the purchase price through the Loan to Borrower upon the terms and conditions of this Loan Agreement and the other Loan Documents (hereinafter defined).

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

AGREEMENTS:

1. Loan.  Lender hereby agrees to finance a portion of the purchase price through the Loan to Borrower in the original principal amount of Fifteen Million Five Hundred Thousand Dollars ($15,500,000), subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Loan (collectively, together with the Loan Agreement, referred to hereinafter as the “Loan Documents”).

2. Promissory Note.  The Loan shall be evidenced by a promissory note (as the same may be amended, modified, substituted, renewed, extended and increased, the “Note”) duly executed by Borrower and payable to the order of Lender, in form and substance reasonably acceptable to Lender.  Interest on the Note shall accrue at the rate set forth therein.  The principal of and interest on the Note shall be due and payable in accordance with the terms and conditions set forth in the Note and in this Loan Agreement.

3. Collateral.  As collateral and security for the indebtedness evidenced by the Note and any and all other indebtedness or obligations from time to time owing by Borrower to Lender, Buyer shall pledge and grant to Lender, its successors and assigns, a first and prior lien on and security interest in and to the property described below, together with any and all PRODUCTS AND PROCEEDS thereof (the “Collateral”):

All membership units of Borrower, now or hereafter issued and outstanding, together with any and all books of account and other records relating in any way to the foregoing.

The term “Collateral” shall also include all records and data relating to the foregoing (including, without limitation, any computer software on which such records and data may be located).  Buyer shall execute such pledge agreements, security agreements, assignments and other agreements and documents as Lender shall deem appropriate and otherwise require from time to time to more fully create and perfect Lender’s lien and security interests in the Collateral.

4. Representations and Warranties.  Borrower hereby represents and warrants to Lender as follows:

(a) Existence.  Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and all other states where it is doing business, and has all requisite power and authority to execute and deliver the Loan Documents to which it is a party.

(b) Binding Obligations.  The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower have been duly authorized by all necessary action by Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles.

(c) No Consent.  The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with, result in a violation of, or constitute a default under (A) any provision of its operating agreement or any agreement or other instrument binding upon Borrower, or (B) any law, governmental regulation, court decree or order applicable to Borrower, or (ii) require the consent, approval or authorization of any third party.

(d) Financial Condition.  Each financial statement of Borrower supplied to the Lender truly discloses and fairly presents Borrower’s financial condition as of the date of each such statement.  There has been no material adverse change in such financial condition or results of operations of Borrower subsequent to the date of the most recent financial statement supplied to Lender.

(e) Litigation.  Except as disclosed on Schedule 4(e) attached hereto, there are no actions, suits or proceedings, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or the properties of Borrower, before any court or governmental department, commission or board, which, if determined adversely to Borrower, would have a Material Adverse Effect (hereinafter defined).  For the purposes hereof, “Material Adverse Effect” means a material adverse effect on (i) the business, operations, property, condition (financial or otherwise) or prospects of Borrower, (ii) the ability of Borrower to perform its obligations under this Loan Agreement, any of the other Loan Documents or Purchase Agreement, or (iii) the validity or enforceability of this Loan Agreement, any of the other Loan Documents, the Purchase Agreement or the rights or remedies of Lender hereunder or thereunder.

(f) Taxes; Governmental Charges.  Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.  Borrower knows of no pending investigation of Borrower by any taxing authority or of any pending but unassessed tax liability of Borrower other than taxes that are not yet due or that are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles consistently applied.

(g)           Disclosure.                                No statement, information, report, representation or warranty made by Borrower in this Loan Agreement or in any other Loan Document or furnished to Lender in connection with this Agreement or any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to Borrower (other than general economic conditions) that has a Material Adverse Effect or that could reasonably be expected to have a Material Adverse Effect.

(h)           Compliance with Laws.                                                      The Borrower is not in violation in any material respect of any law, rule, regulation, order or decree of any governmental authority or arbitrator.

(i)           Agreements.                                Borrower is not in default in any respect in the performance, observance or fulfillment or any of the obligations, covenants or conditions contained in any agreement or instrument, except where such default or violation could not individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5. Conditions Precedent to Lender’s Obligation.  Lender’s obligation to enter into this Loan Agreement and the other Loan Documents shall be subject to the conditions precedent that, as of the date hereof and after giving effect thereto (i) all representations and warranties made to Lender in this Loan Agreement and the other Loan Documents shall be true and correct, as of the date hereof, (ii) no material adverse change in the financial condition of Borrower since the effective date of the most recent financial statements furnished to Lender by Borrower shall have occurred and be continuing, (iii) no event has occurred and is continuing, or would result from the Loan, which with notice or lapse of time, or both, would constitute an Event of Default (as hereinafter defined), and (iv) Lender’s receipt of all Loan Documents appropriately executed by Borrower and all other proper parties.

6. Affirmative Covenants.  Until the Note and all other obligations and liabilities of Borrower under this Loan Agreement, the other Loan Documents and the Purchase Agreement are indefeasibly paid and finally satisfied in full, Borrower agrees and covenants that it will, unless Lender shall otherwise consent in writing:

(a) Accounts and Records.  Maintain its books and records in accordance with generally accepted accounting principles consistently applied.

(b) Right of Inspection.  Permit Lender to visit its properties and installations and to examine, audit and make and take away copies or reproductions of Borrower’s books and records, at all reasonable times.

(c) Right to Additional Information.  Furnish Lender with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to Borrower’s financial condition and business operations as Lender may request from time to time.

(d) Compliance with Laws.  Conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all statutes, rules, regulations and/or ordinances imposed by any federal, state or local governmental unit or agency upon Borrower and its businesses, operations and properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances).

(e) Taxes.  Pay and discharge when due all of its indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s properties, income, or profits; provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings, and (ii) Borrower shall have established on its books adequate reserves with  respect to such contested assessment, tax, charge, levy, lien or claim in accordance with generally accepted accounting principles, consistently applied.

(f) Insurance.  Maintain customary insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker’s compensation, business interruption and other insurance deemed necessary or otherwise reasonably required by Lender.

(g) Notice of Indebtedness.  Promptly inform Lender of the creation, incurrence or assumption by Borrower of any actual or contingent liabilities not permitted under this Loan Agreement.

(h) Notice of Litigation.  Promptly after the commencement thereof, notify Lender of all actions, suits and proceedings before any court or any governmental department, commission or board affecting Borrower or any of its properties.

(i) Notice of Material Adverse Change.  Promptly inform Lender of (i) any and all material adverse changes in Borrower’s financial condition, and (ii) all claims made against Borrower which could materially affect the financial condition of Borrower.

(j) Additional Documentation.  Execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments or documents which Lender may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement, the other Loan Documents and the Purchase Agreement.

(k)           Notice of Default.                                           As soon as possible and in any event within five (5) days after the occurrence of each Event of Default (hereinafter defined), provide Lender with written notice thereof setting forth the details of such Event of Default and the action that Borrower has taken and proposes to take with respect thereto.

(l)           Notice of Material Adverse Effect.                                                                           As soon as possible and in any event within five (5) days after the occurrence thereof, provide Lender with written notice of any matter that, individually or when aggregated, could reasonably be expected to have a Material Adverse Effect.

(m)           Maintenance of Existence; Conduct of Business.                                                                                                           Borrower will preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary or desirable to the ordinary conduct of Borrower’s business.  Borrower will conduct its business in accordance with good business practices.

(n)           Compliance with Agreements.                                                                Borrower will comply in all material respects with all agreements, contracts and instruments binding on it or affecting its properties or business.

7. Negative Covenants.  Until the Note and all other obligations and liabilities of Borrower under this Loan Agreement, the other Loan Documents and the Purchase Agreement are indefeasibly paid and finally satisfied in full, Borrower will not, without the prior written consent of Lender:

(a) Nature of Business.  Make any material change in the nature of its business as carried on as of the date hereof or engage in any business materially different than the business in which it is engaged on the date hereof or which is related directly to such business.

(b) Liquidations, Mergers, Consolidations. Liquidate, dissolve, merge or consolidate with or into any other entity.

(c) Sale of Assets.  Sell, transfer or otherwise dispose of any of its assets or properties, whether now owned or hereafter acquired, other than in the ordinary course of business or obsolete or worn out property or property no longer useful in the conduct of Borrower’s business.

(d) Liens.  Create, incur, assume or permit to exist, any lien, security interest or encumbrance on any of its property, assets or revenues, other than (i) liens and security interests securing indebtedness owing to Lender, (ii) liens and security interests securing indebtedness permitted by Section 7(e) hereof, (iii) liens for taxes, assessments or similar charges that are (1) not yet due or (2) being contested in good faith by appropriate proceedings and for which Borrower has established adequate reserves, (iv) liens and security interests existing as of the date hereof and described on Schedule 7(d) attached hereto, and (v) liens placed upon equipment or machinery used in the ordinary course of business of the Borrower at the time of acquisition thereof by the Borrower to secure indebtedness incurred to pay all or a portion of the purchase price thereof, provided that (x) the aggregate principal amount of all indebtedness secured by liens permitted by this clause (v) incurred in any fiscal year of Borrower, does not exceed that aggregate amount permitted by Section 7(e) hereof, and (y) in all events, the liens encumbering the equipment and machinery so acquired does not encumber any other asset of Borrower.

(e) Indebtedness.  Create, incur, assume or permit to exist, any indebtedness for borrowed money or issue or assume any other note, debenture, bond or other evidences of indebtedness, or guarantee any such indebtedness or such evidences of indebtedness of others, other than (i) borrowings from Lender, (ii) borrowings outstanding on the date hereof and described on Schedule 7(e) attached hereto, and (iii) borrowings to the extent that both before and after giving effect thereto, Borrower shall be in compliance with Section 8 hereof.

(f) Transfer of Ownership.  Permit the sale, pledge, or other transfer of any of the ownership interests in Borrower or the issuance of any additional ownership interests in Borrower.

(g) Change in Management.  Permit a change in the Chief Executive Officer of Borrower.

(h) Loans.  Make any advances, loans, extensions of credit or capital contribution to or investment in, or purchase or own, any stock, bonds, notes, debentures or other securities of any person or entity except in the ordinary course of its business.

(i) Transactions with Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (as hereinafter defined) of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm’s-length transaction with a person or entity not an Affiliate of Borrower.  As used herein, the term “Affiliate” means any individual or entity directly or indirectly controlling, controlled by, or under common control with, another individual or entity.

(j) Distributions.  Borrower agrees not to declare or pay any Distributions (hereinafter defined), make any other distributions with respect to any payment on account of the purchase, redemption, or other acquisition or retirement of any membership units of Borrower, or make any other distribution, sale, transfer or lease of any of Borrower’s assets other than in the ordinary course of business, except (i) any such amounts that are directly utilized for the payment of principal or interest on indebtedness or other obligations owing from time to time by Borrower or Buyer to Lender, and (ii) Distributions to Buyer to pay taxes of Buyer (including the members of Buyer to the extent attributable to the dividends received from Buyer) and Borrower as part of a consolidated group. As used herein, “Distributions” shall mean all dividends and other distributions made by Borrower to its members, other than salary, bonuses and other compensation for services.  Unless otherwise specified, all accounting and financial terms and covenants contained herein are to be determined according to generally accepted accounting principles, consistently applied.

8. Financial Covenants.  Until the Note and all other obligations and liabilities of Borrower and Buyer under this Loan Agreement, the other Loan Documents and the Purchase Agreement are indefeasibly paid and finally satisfied in full, Borrower will maintain the following financial covenants:

(a) Net Worth.  Borrower will maintain, at all times, its total assets less its total liabilities at not less than $2,800,000.

(b) Fixed Charge Coverage Ratio.  Borrower will maintain as of the end of each fiscal year, a ratio of (a) net income after taxes plus depreciation, amortization, other non-cash expenses, interest expense, lease expense and installment payments made pursuant to Section 2.2(b) of the Purchase Agreement for the 12 month period ending with such fiscal year, less any Distributions during such 12 month period, to (b) interest expense, lease expense, installment payments made pursuant to Section 2.2(b) of the Purchase Agreement, current maturities of long-term debt and current maturities of long-term leases for such 12 month period, of not less than 1.0 to 1.0.

(c)           Working Capital.  Borrower will maintain, at all times, its current assets(excluding prepaid expenses), less its current liabilities at an amount not less than $250,000.

9. Reporting Requirements.  Until the Note and all other obligations and liabilities of Borrower and Buyer under this Loan Agreement, the other Loan Documents and the Purchase Agreement are indefeasibly paid and finally satisfied in full, Borrower will, unless Lender shall otherwise consent in writing, furnish to Lender:

(a) Interim Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such fiscal quarter, all in form and substance and in reasonable detail satisfactory to Lender and duly certified (subject to year-end review adjustments) by the President and/or Chief Financial Officer of Borrower (i) as being true and correct in all material aspects to the best of his or her knowledge and (ii) as having been prepared in accordance with generally accepted accounting principles, consistently applied.

(b) Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such fiscal year, in each case audited by independent public accountants of recognized standing acceptable to Lender.

(c) Compliance Certificate.  A certificate signed by the Chief Financial Officer of Borrower, within forty-five (45) days  after  the  end  of  each quarter of each fiscal year, stating that Borrower is in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in default of any term or provisions hereof or thereof, and demonstrating compliance with all financial ratios and covenants set forth in this Loan Agreement.

(d) Tax Returns.  Copies of Borrower’s income tax returns (federal and state, if any) within thirty (30) days after filing.

10. Events of Default.  Each of the following shall constitute an “Event of Default” under this Loan Agreement:

(a) The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Note or any other indebtedness or obligations owing to Lender by Borrower from time to time and such failure shall continue for five (5) days.

(b) Any representation or warranty made or deemed made by Borrower or any Obligated Party (hereinafter defined) (or any of their respective officers) in any Loan Document, Purchase Agreement or in any certificate, report, notice or financial statement furnished at any time in connection with this Loan Agreement or the Purchase Agreement shall be false, misleading or erroneous in any material respect when made or deemed to have been made.

(c) The failure of Borrower or any Obligated Party to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents and such failure shall continue for ten (10) days after written notice thereof has been given to Borrower or such Obligated Party.

(d) The failure of Borrower or any Obligated Party to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required in the Purchase Agreement or in any of the documents or agreements delivered in connection therewith.

(e) The occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Borrower or any Obligated Party to any third party under any agreement or understanding.

(f) If Borrower or any Obligated Party: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any property of such party; or (vi) fails to pay within thirty (30) days any final money judgment against such party.

(g) If Borrower or any Obligated Party is an entity, the liquidation, dissolution, merger or consolidation of any such entity.

(h) The entry of any judgment against Borrower or any Obligated Party or the issuance or entry of any attachment or other lien against any of the property of Borrower or any Obligated Party the scheduled payments for which exceed, individually or in the aggregate, $500,000 per year, if undischarged, unbonded or undismissed within thirty (30) days after such entry.

Nothing contained in this Loan Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative.  The term “Obligated Party”, as used herein, shall mean any party other than Borrower who secures, guarantees and/or is otherwise obligated to pay all or any portion of the indebtedness evidenced by the Note or the obligations under the Purchase Agreement.

11. Remedies.

(a) General.                      Upon the occurrence of any one or more of the foregoing Events of Default, the entire unpaid principal balance of the Note, together with all accrued but unpaid interest thereon, and all other indebtedness owing to Lender by Borrower at such time shall, at the option of Lender, become immediately due and payable without notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower.  All rights and remedies of Lender set forth in this Loan Agreement, in any of the other Loan Documents and afforded by applicable law, by equity or otherwise may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.  Upon the occurrence of an Event of Default under Section 10(f), the outstanding principal balance of and accrued and unpaid interest on the Note and all other obligations of the Borrower under the Loan Documents shall thereupon become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower.

(b)           Setoff.                      If an Event of Default shall have occurred and then be continuing, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being hereby expressly waived by Borrower), to set off and apply any and all amounts at any time held and other indebtedness or amounts at any time owing by Lender to or for the credit or account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Loan Agreement, the Note or any other Loan Document, irrespective of whether or not Lender shall have made any demand under this Loan Agreement, the Note or any other Loan Document.  Lender agrees promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights and remedies of Lender under this Section 11(b) are in addition to other rights and remedies (including, without limitation, rights of setoff) that Lender may have.

12. Rights Cumulative.  All rights of Lender under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

13. Waiver and Agreement.  Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing.  No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

14. Benefits.  This Loan Agreement shall be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

15. Notices.  All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the first page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service.  Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address.

16. Construction.  This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Nevada, shall be governed by and construed in accordance with the laws of the State of Nevada, and shall be performable by the parties hereto in the county in Nevada where the Lender’s address set forth on the first page hereof is located.

17. Invalid Provisions.  If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

18. Expenses.  Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with (i) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (ii) any action in the enforcement of Lender’s rights upon the occurrence of Event of Default.

19. Assignment of the Loan.  Borrower agrees that Lender may, at its option, sell or assign its interest in the Loan and its rights under this Loan Agreement to a third party and, in connection with such sale, Lender may disclose any and all financial and other information available to Lender concerning Borrower to each prospective purchaser.

20. Conflicts.  In the event any term or provision hereof is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Loan Agreement shall be controlling.

21. Counterparts.  This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

22. Electronic and Facsimile Documents and Signatures.  For purposes of negotiating and finalizing this Loan Agreement, if this document or any document executed in connection with it is transmitted electronically or by facsimile machine (“fax”), it shall be treated for all purposes as an original document.  Additionally, the signature of any party on this document transmitted electronically or by way of a facsimile machine shall be considered for all purposes as an original signature.  Any such electronically transmitted or faxed document shall be considered to have the same binding legal effect as an original document.  At the request of any party, any electronically transmitted or faxed document shall be re-executed by each signatory party in an original form.

NOTICE OF NO ORAL AGREEMENTS

For the purpose of this Notice, the term “WRITTEN AGREEMENT” shall include the document set forth above, together with each and every other document relating to and/or securing the same loan transaction, regardless of the date of execution.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

[Signature Page Follows.]

BORROWER                                                                           LENDER:

CONSOLIDATED MORTGAGE, LLC	DESERT CAPITAL TRS, INC.

By:_/s/ Todd B. Parriott                                                                                     By:_/s/ Todd B. Parriott
       Todd B. Parriott                                                                                                   Todd B. Parriott
       President                                                                                                               President